EXHIBIT 99

                 Investment Properties Associates Announces the
                       Sale of 1440 Broadway, New York, NY

New York, New York October 4, 1999...Investment Properties Associates (IPA) announced today that it has signed a contract to sell 1440 Broadway, New York, New York for $152,000,000. The purchaser is 1440 Broadway Partners LLC, a Delaware limited liability company. The closing is expected to occur within the next sixty days.

An IPA spokesman said that in the event the closing is consummated, the sales proceeds would be used to first pay mortgage debt, closing costs and other commitments, aggregating approximately $40,000,000. After completing a final accounting and establishing a record date for holders of participations of limited partnership interests, IPA anticipates that it will make a special distribution shortly thereafter of the excess proceeds. One-half of the net proceeds would be distributed to the general and special limited partners and one-half to the holders of its participations of limited partnership interests in accordance with IPA's partnership agreement.

The sale of 1440 Broadway was approved by all of the general partners of IPA including ScogBell AG, Inc., Irving Schneider and Minlyn, Inc. Helmsley-Spear, Inc. represented IPA in this transaction.

IPA was created in 1969 by Harry Helmsley and Irving Schneider. In addition to 1440 Broadway, IPA owns over 1,000,000 square feet of commercial office buildings in New York and New Jersey. Irving Schneider said that IPA was continuing to explore the possible sale of one or more or all of its properties, but there could be no assurances that any such sale will be concluded.

Contact:   Irving Schneider - (212) 880-0151
           General Partner, Investment Properties Associates
           Co-Chairman & Chief Operating Officer, Helmsley-Spear, Inc., Agent

           Robert Hecht - (212) 880-0276
           Chief Financial Officer, Investment Properties Associates Vice President of Finance, Helmsley-Spear, Inc., Agent

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